Exhibit 10.34
EQUIPMENT
PURCHASE AGREEMENT
Seller:	Quatech, Inc. 5675 Industrial Parkway Hudson, Oh 44236
Buyer:	Tetrad Electronics Inc. 2048 Joseph Lloyd Parkway Willoughby, Oh 44094
TERMS OF SALE
1.)	Tetrad Electronics Inc. (“Buyer”) seeks to purchase all manufacturing equipment and certain inventory, subject to the terms and conditions below, from Quatech, Inc. (“Seller”). Now, therefor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Buyer and Seller agree as follows:
2.)	The sale price of all equipment, fixtures, tools, shelving and tables shall be $74,000. A list of the equipment being acquired hereunder is attached hereto as Exhibit “A”. Buyer will assume the transferable lease from Wells Fargo for the BTU reflow oven at a cost of $724 a month with 29 payments remaining, and shall be entitled to exercise any purchase option contained therein. Seller may purchase back from Buyer “Welder for PCMCIA cases and the Environmental Oven” at a reasonable depreciated value of no more than $8,000, to be determined by the parties in the event of such repurchase.
3.)	Buyer will initially purchase 1 month of active inventory of Seller, including in-process material at a sum of $75,000 payable on 12/30/2008 and an additional $75,000 payable on 1/15/2009. Thereafter Buyer agrees to purchase all active inventory on a time table to be determined by Buyer and Seller. Seller will segregate any inactive inventory not to be sold under this agreement and keep it in their possession.
4.)	Beginning at closing, Buyer agrees to lease 5,930 square feet from Seller or its parent in the facility located at the address above for Seller (the “Facility”), for $1.00a square ft. per month and pay its share of utilities, pursuant to a sublease agreement in form and substance acceptable to both Buyer and Seller. The approximate location of such space is as shown on the diagram attached hereto as Exhibit “B”. Buyer will also hire five of Seller employees beginning on 1/3/2009. Buyer and Seller agree to keep all such employees (currently covered) on Sellers medical insurance at their current coverage levels until coverage is obtained by Buyer (at Buyer’s expense). Buyer agrees to deliver payment for such hired employees insurance coverage in arrears within 30 days after the end of each month. All employment benefits accrued by such employees being hired prior to closing shall be the sole responsibility of Seller.

5.)	Beginning at closing, Buyer agrees to utilize the Seller’s manufacturing Facility for a minimum of 24 months, and Seller agrees to utilize Buyer as its manufacturer of all existing non Airborne related products and parts required by Seller which Buyer is capable of producing during such 24 months. Thereafter, either party may terminate said agreement with a 90 day written notice. Seller may terminate its obligations under this paragraph should the quality of products sold to it by Buyer under this paragraph fail to meet IPC standards. Either Seller or Buyer may terminate its obligations under this paragraph if mutually agreed upon pricing cannot be reached with respect to such products. In the event the value of business provided to Buyer by Seller falls below the level necessary for Buyer to support its costs of operating at Seller’s facility, Buyer shall have the right to move all equipment and inventory purchased hereunder, and its operations to Buyer’s current facilities in Willoughby, Ohio and terminate its obligation to occupy part of Seller’s facility.

6.)	Each of Buyer and Seller acknowledge and agree that the equipment to be purchased hereunder shall be “as-is, where-is” and without any implied warranty of merchantability or suitability for any purpose. Seller will execute appropriate bill(s) of sale with respect equipment purchased by Buyer, and does warrant that all equipment shall be free from any liens and encumbrances at the time of closing, except for the leased BTU reflow oven. Until title is transferred from Seller to Buyer at closing, risk of loss related to the equipment and inventory to be sold hereunder shall be with Seller.
7.)	The performance by Seller of this agreement is subject to approval by Quatech’s Board of Directors and Quatech’s parent company.
8.)	Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Buyer and Seller acknowledge there may be additional steps necessary to be taken after closing to carry out the intent of this agreement. The parties agree to handle all of these and any issue(s) that may come to be in a fair and equitable manner. The parties agree to take all reasonable steps necessary to retain a mutually rewarding and important business relationship.

/s/ Ronald K. Brehm Ronald K. Brehm	/s/ Steve Runkel Steve Runkel
Tetrad Electronics Inc.	Quatech Inc.